As filed with the Securities and Exchange Commission on December 23, 2019

Registration No. 333-200652

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3

REGISTRATION STATEMENT No. 333-200652 UNDER THE SECURITIES ACT OF 1933

INDUSTRIAL SERVICES OF AMERICA, INC.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation or organization)

59-0712746

(I.R.S. Employer Identification Number)

7100 Grade Lane
P.O. Box 19529
Louisville, KY 40259
(502) 322-7566
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Todd L. Phillips
P.O. Box 19529
Louisville, KY 40259
(502) 322-7566
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy To:
James A. Giesel
Frost Brown Todd LLC
400 West Market Street, Suite 3200
Louisville, Kentucky 40202
(502) 568-0307

Not applicable
(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐ ,
Non-accelerated filer ☐	Smaller reporting company☒	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following Registration Statement on Form S-3 (the “Registration Statement”):

•	Registration Statement No. 333-200652, pertaining to the registration and possible resale from time to time by a selling shareholder of 1,714,286 shares of common stock of Industrial Service of America, Inc. (the “Company”).

On December 16, 2019, the Company completed the sale of substantially all of its assets (the “Transaction”) pursuant the previously announced definitive asset purchase agreement with River Metals Recycling LLC, a subsidiary of The David J. Joseph Company. On December 20, 2019, in connection with the Company’s plan to dissolve following closing of the Transaction (the “Dissolution”), the Company notified The Nasdaq Stock Market of its intent to delist the Company’s common stock effective on or about January 9, 2020.

As a result of the Transaction and Dissolution, the offering pursuant to the Registration Statement has been terminated. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration by means of post-effective amendment any of the securities that remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on December 23, 2019.

INDUSTRIAL SERVICES OF AMERICA, INC.

By:
/s/ Todd L. Phillips
Todd L. Phillips
Chief Executive Officer, President, and
Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.